Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 29, 2023, with respect to the financial statements and financial highlights of Accordant ODCE Index Fund (formally known as IDR Core Property Index Fund Ltd.), as of June 30, 2023, as originally filed in the June 30, 2023 Form N-CSR incorporated herein by reference, under the heading “Financial Highlights” in the prospectus.

/s/ RSM US LLP

Denver, Colorado

November 20, 2024